Exhibit 99.1

TOREADOR PROVIDES YEAR-END 2007 RESERVES REPORT AND OPERATIONAL UPDATE

•	Proved reserves from continuing operations of 13.2 MMBOE at year end, a decrease of 1.4 MMBOE from prior year
•	Discounted present value at 10% (pretax) of proved reserves (a non-GAAP financial measure(a)) increased to $376.2 million from $237.3 million in the prior year due to higher oil and gas prices
•	Production resumed offshore Turkey

DALLAS, TEXAS – (February 14, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) today provided a summary of its year-end 2007 reserves report and also updated its current operations.

Table 1: Estimated Proved, Probable and Possible Reserves at December 31, 2007

At year-end 2007, estimated proved reserves from continuing operations were approximately 13.2 million barrels of oil equivalent (MMBOE), compared to 14.6 MMBOE at December 31, 2006. During 2007, Toreador sold its U. S. properties, representing approximately 1.4 MMBOE at December 31, 2006, as previously announced, and produced approximately 462 thousand barrels of oil and 1.5 billion cubic feet of gas. The discounted present value at 10% (pre-tax) of proved reserves (a non-GAAP financial measure(a)) at year-end 2007 was approximately $376.2 million compared to $237.3 million at year-end 2006.

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Estimated probable reserves at December 31, 2007 were approximately 6.5 MMBOE compared to 6.1 MMBOE at December 31, 2006. The discounted present value at 10% (pre-tax) of probable reserves at year-end 2007 was approximately $125.2 million compared to $70.0 million at year-end 2006.

Estimated possible reserves at year-end 2007 were approximately 1.1 MMBOE compared to 0.7 MMBOE at December 31, 2006. The discounted present value at 10% (pre-tax) of possible reserves at December 31, 2007 was approximately $23.6 million as compared to $7.2 million at December 31, 2006.

Table 2: Estimated proved, probable and possible reserves by country as of December 31, 2007

In France, estimated proved reserves increased by approximately 226,000 barrels of oil over 2006 proved reserves due to oil price increases, partially offset by annual production of 383,341 barrels of oil. Probable reserves were flat compared to the prior year.

In Turkey, estimated proved natural gas reserves decreased by 8.5 Bcf compared to prior year reserves estimates primarily due to production of 905 MMCF of gas, and re-mapping by independent reserve engineers of the Dogu Ayazli and Ayazli structures prompted by lower than expected production from the Dogu Ayazli wells. The decrease in estimated proved reserves was partially offset by increases attributed to the Akkaya structure due to good initial and ongoing production from the Akkaya wells. Probable natural gas reserves increased by approximately 2.3 Bcf from the prior year report. Possible natural gas reserves were flat with the prior year. Compared to the 2007 mid-year study of the South Akcakoca Sub-basin, estimated proved reserves declined by approximately 11.4 Bcf (for the same reasons cited above), probable reserves declined by approximately 4.4 Bcf, and possible reserves declined by approximately 1.5 Bcf. Oil production in Turkey during 2007 was approximately 70 thousand barrels.

In Romania, estimated proved reserves were down by approximately 413 MBOE due to water encroachment in the company’s Fauresti Field rehabilitation project and 124 MBOE of production.

OPERATIONAL UPDATE

Offshore Turkey in the Black Sea, natural gas production has resumed in the South Akcakoca Sub-basin natural gas project. Current production of approximately 15 million cubic feet of gas per day is from four wells. The Akkaya-1A, which was producing from a small zone low in the well, is

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currently shut-in and scheduled to be reentered as soon as equipment is available to start production from a previously perforated upper zone in the well.

Although the recent intervention program on the Dogu Ayazli-1 and -2 wells was successful in restarting production from the two wells, the Dogu Ayazli-2 is experiencing production declines and further intervention will be necessary to improve production. Results from the recent intervention are being analyzed before developing a work program for the well.

The connection of the Ayazli platform to the main pipeline is in its final stages and production should commence from the two wells connected to the platform before the end of March.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Note (a): Explanation and Reconciliation of Non-GAAP Financial Measures

The discounted present value at 10% (pretax) of reserves represents the discounted future cash flows attributable to our oil and natural gas reserves before income tax, discounted at 10%. Although it is a non-GAAP measure, we believe that the presentation of the discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. Table 3 below compares the discounted present value at 10% (pretax) of proved reserves at December 31, 2006 with the standardized measure of discounted future net cash flows at December 31, 2006, which represents the present value of future cash flows at December 31, 2006 attributable to our proved oil and natural gas reserves after income tax, discounted at 10%.

Table 3 also sets forth the discounted present value at 10% (pretax) of proved reserves at December 31, 2007. We are in the process of completing the year-end tax review for our Turkish operations. Until this tax review is complete, we cannot calculate the tax basis of our Turkish properties. Therefore, currently we cannot calculate with accuracy the present value of future cash flows at December 31, 2007 attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. We will include in our annual report on Form 10-K for the year-ended December 31, 2007 the present value of future cash flows at December 31, 2007 attributable to our proved oil and natural gas reserves after income tax, discounted at 10%.

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Table 3: Discounted present value at 10% (pretax) of proved reserves at December 31, compared to standardized measure of proved reserves

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such as probable reserves and possible reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC and are non-GAAP measures. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from us by calling (214) 559-3933. You can also obtain our filings from the SEC at www.sec.gov or on our website at www.toreador.net.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 972-249-5389

syee@toreador.net